EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT is made and entered into effective as of January 1, 2005 (the "Effective Date"), by and between Raybor Management Inc., a Delaware corporation (hereinafter the "Corporation") and Noel Littlefield (hereinafter "Employee").

RECITAL

Employee is the Chief Financial Officer of the Corporation and the Corporation and Employee desire to continue such employment, on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Employment Duties.

a. General. The Corporation hereby agrees to employ Employee, and Employee hereby agrees to accept employment with the Corporation, on the terms and conditions hereinafter set forth.

b. Corporation's Duties. Unless otherwise mutually agreed to in writing by the parties, the Corporation shall allow Employee to perform the duties of Employee set forth in Section 1.c below. The Corporation shall provide Employee with a private office, secretarial support, office equipment, supplies, customary services and cooperation suitable for and as the Corporation's Board of Directors ("Board") reasonably deems necessary for the performance of his duties.

c. Employee's Duties. Unless otherwise mutually agreed to in writing by the parties, Employee shall serve as the Corporation's Chief Financial Officer and a director of the Corporation and as an officer and/or director of any affiliate of the Corporation as the parties hereto shall from time to time mutually agree upon, inclusive of affiliates that may be formed or acquired subsequent to the date of this Agreement. As the Corporation's Chief Financial Officer, the Employee shall have the authority and duty to do and perform or cause to be performed such services, acts or things as the Bylaws of the Corporation specify with respect to the office or offices of Chief Financial Officer and otherwise as the Board shall, in the exercise of its discretion, from time to time reasonably direct. The Employee shall not, however, take any of the following actions on behalf of the Company without the approval of the Board:

(1) Borrowing or obtaining credit in an amount in excess of $50000 or executing any guaranty;

(2) Expending funds for capital equipment in excess of $100000;

(3) Selling or transferring capital assets exceeding $100000 in market value in any single transaction or exceeding $100000 in market value in any one fiscal year;

(4) Executing any contract or commitment obligating the Corporation for an amount exceeding $100000; or

(5) Executing any lease of real or personal property providing for an aggregate rent in excess of $100,000;

Employee shall devote his full productive time, attention, energy, and skill to the business of the Corporation during the Employment Term (as defined below), and shall not become engaged to render similar services on behalf of any other entity or person while employed hereunder, without the Corporation's consent. Employee shall report directly to the Corporation's Board of Directors.

2. Term. This Employment Agreement shall commence as of the Effective Date, and shall continue for an initial term ending on December 31, 2005, and may be automatically extended pursuant to this Section and unless sooner terminated under the provisions of Section 5 (below). Unless either party has given written notice to the other party no more than thirty (30) days and no less than thirty (30) days prior to the expiration of the Employment Term of its election to terminate this Agreement effective as of the end of the balance of the Employment Term then in effect, this Agreement and the Employment Term shall automatically be extended for an additional one year period. As used herein, the term "Employment Term" refers to the entire period of employment of Employee hereunder, including any extensions provided hereunder.

3. Compensation. Employee shall be compensated as follows:

a. Base Salary and Bonus. Employee shall receive as his base compensation hereunder a minimum fixed monthly salary at the rate of Eight Thousand Dollars and 00/100 ($8000.00) per month for each month during the Employment Term, payable in equal installments on a semi-monthly basis, in arrears. In addition, the Board of Directors may, at any time or from time to time during the Employment Term, increase Employee's salary in light of the Corporation's performance and Employee's contribution thereto, and any other factors that the Board may deem relevant. Employee shall also be eligible to participate in bonus incentive plans that the Board of Directors may adopt from time to time.

b. Bonus. Employee shall also receive a quarterly cash bonus for each calendar quarter during the Employment Term. The quarterly cash bonus shall equal Ten Thousand Dollars ($10,000.00) (the "Quarterly Cash Bonus") so long as the Corporation has achieved its performance goals (the "Performance Goals") for such calendar quarter as set forth in the document entitled "Quarterly Goals", approved by the Board of Directors within 30 days following execution of this agreement and successively at the board meeting preceding the inception of each fiscal year. In the event said goals are not so provided, Employee shall be entitled to his Cash Bonus for the each quarter for which goals are not so provided. Notwithstanding the foregoing, within 30 days after the end of each calendar year during the Employment Term, Employee's Quarterly Cash Bonus for the quarter ending on December 31 shall be adjusted upwards, if necessary, such that Employee's aggregate Quarterly Cash Bonuses for such calendar year shall be Forty Thousand Dollars ($40,000) if the Performance Goals for

the entire calendar year were met. The Quarterly Cash Bonus shall be payable within 30 days after the end of the applicable calendar quarter for which the bonus has been generated.

c. Stock Options. Employee shall be permitted to participate in any stock option and similar plans as adopted by the Corporation from time to time for the grant of stock options and other equity incentives to the Corporation's employees.

d. Vacation. Employee shall accrue paid vacation at the rate of Ten (10) days per year, pro rated on a monthly basis from the Effective Date. Employee shall be compensated at his usual rate of compensation during any such vacation. Employee shall also be entitled to Nine (9) paid holidays during each twelve (12) months of employment, or, if more, such number of paid holidays as the Corporation may provide to all employees. Employee shall receive sick leave or disability leave in accordance with the terms of the Corporation's standard sick leave or disability leave policy.

e. Benefits. During the Employment Term, Employee and his dependents shall be entitled to participate in any group plans or programs maintained by the Corporation for any employees relating to group health, disability, life insurance and other related benefits as in effect from time to time, but in no event shall such benefits for Employee and his dependents be less than the benefits that the Corporation provides to Employee and his dependents as of the Effective Date. The Corporation shall provide Employee with Director and Officer Liability Insurance, if reasonably available to the Corporation, and all of its officers and directors. During the Employment Term, Employee shall also receive a monthly automobile allowance of $650.

4. Expenses. The Corporation shall reimburse Employee for his normal and reasonable expenses incurred for travel, entertainment, continuing education and similar items in promoting and carrying out the business of the Corporation. The Corporation shall also reimburse Employee for all professional membership dues relating to the business of the Corporation incurred, if any. As a condition of reimbursement, Employee agrees to provide the Corporation with copies of all available invoices and receipts, and otherwise account to the Corporation in sufficient detail to allow the Corporation to claim an income tax deduction for such paid item, if such item is deductible. Reimbursements shall be made on a monthly, or, at the option of the Corporation, more frequent, basis.

5. Termination and Severance Pay.

a. Termination for Cause. The Corporation may terminate the Employee's employment pursuant to the terms of this Agreement at any time for "cause" (defined below) by giving written notice of termination. Such termination will become effective upon the giving of such notice. "Cause" shall mean: (i) Employee's embezzlement or misappropriation of funds or property of the Corporation, or the commission of any other criminal act in the course of his employment with the Corporation that, in the reasonable judgment of the Board of Directors, has a material adverse financial effect on the Corporation or on Employee's ongoing abilities to carry out his duties under this Agreement; (ii) Employee's conviction of a felony or of any crime involving moral turpitude or fraud; (iii) Employee, in carrying out his duties hereunder, has committed gross negligence, willful gross misconduct, in either case, resulting in harm to the Corporation, (iv) Employee's refusal or failure substantially to perform all of his duties and

responsibilities, or Employee's persistent neglect of duty or chronic unapproved absenteeism (other than for a temporary or permanent Disability); (v) material breach of any of the provisions of Paragraph 6(a) through (e) below, that remains uncured following thirty (30) days after written notice of such alleged Cause by the Board of Directors. However, regardless of the employee's right to cure hereunder, the Corporation shall have the right to pursue injunctive relief at any time. In the event of a termination for cause, Employee shall not be entitled to the severance pay and benefits set forth in Section 5(d) below.

b. Termination Upon Death or Disability. This Agreement shall automatically terminate upon Employee's death. In addition, if any disability or incapacity of Employee to substantially perform his duties as the result of any injury, sickness, or physical, mental or emotional condition continues for a period of sixty business days (excluding any accrued vacation) out of any calendar year period, the Corporation may terminate Employee's employment upon written notice. In the event of a termination upon death or disability, Employee shall not be entitled to the severance pay and benefits set forth in Section 5(d) below.

c. Resignation for Good Reason. In the event of "Good Reason" (as defined below), Employee shall be entitled to terminate his employment hereunder and shall be entitled to receive all compensation and benefits (or if such benefits are not permitted under the terms of the Corporation's benefit plans, reimbursement for similar benefits) provided under this Agreement as if he had remained an employee of the Corporation for a period of One month following Employee's election to terminate his employment as a result of a Good Reason (the "Severance Payment"). "Good Reason" means: the occurrence of any of the following events: (i) a material change in Employee's duties, position, title or responsibilities, or the removal of Employee from such position or responsibilities, or (ii) a change in Employee's current location of employment of more than fifty (50) miles, (iii) Employee's removal as a member of the Board of Directors of the Corporation; or (iv) any failure by the Corporation to comply with any of its material obligations under this Agreement and that is not remedied by the Corporation within 30 days after receipt of notice thereof given by the Employee.

d. Severance Pay. In the event the Corporation terminates the employment of Employee prior to the expiration of the Employment Term for any reason other than in accordance with Sections 2 or 5(a) or (b) above, Employee shall be entitled to receive all compensation and benefits (or if such benefits are not permitted under the terms of the Corporation's benefit plans, reimbursement for similar benefits) provided under this Agreement as if he had remained an employee of the Corporation for a period of One month following the date of such termination.

e. Resignation without Good Reason. Notwithstanding the Employment Term as set forth above, Employee may resign at any time, upon thirty (30) days written notice, for any or no reason. In the event of a resignation without Good Reason, as defined above, Employee shall not be entitled to the severance pay and benefits set forth in Section 5(d) above.

6. Confidential Information/Invention Assignment/Competitive Activities.

a. Confidential Information. It is hereby agreed that the Corporation has developed or acquired certain trade information, products, services, research, technology, trade

secrets or know-how, technical data, inventions, processes, formulas, designs, drawings, marketing plans or other financial or business information, customer arrangements, customer lists and customers and other proprietary rights and confidential information and shall during the Employment Term continue to develop, compile and acquire said items (all hereinafter collectively referred to as the "Confidential Information"). It is further agreed that Confidential Information does not include any of the foregoing items that has become publicly known and made generally available through no wrongful act of Employee or others who were under confidentiality obligations as to the items or items involved. It is expected that Employee will gain knowledge of and utilize the Confidential Information during the course and scope of his employment with the Corporation, and will be in a position of trust with respect to the Confidential Information.

b. Nondisclosure; Return of Confidential Information. It is hereby stipulated and agreed that the Confidential Information shall remain the Corporation's sole property. Employee agrees at all times during the Employment Term and thereafter, to hold all such Confidential Information in strictest confidence and not, without written authorization of the Board of Directors of the Corporation, to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from the Corporation's premises any Confidential Information, except during the Employment Term to the extent necessary to carry out Employee's responsibilities under this Agreement for the benefit of the Corporation. Employee agrees that upon termination of his employment for any reason, he will immediately deliver (and will not keep in his possession, recreate or deliver to anyone else) to the Corporation all documents and other materials in whatever form in his possession or control constituting or otherwise containing any Confidential Information. In the event that Employee leaves the employ of the Corporation, Employee hereby grants consent to notification by the Corporation to Employee's new employer about Employee's rights and obligations under this Section 6.

c. Former Employer/Third Party Information. Employee agrees that Employee will not, during the term of his employment with the Corporation, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Employee will not bring onto the premises of the Corporation any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. Employee recognizes that the Corporation has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Corporation's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for the Corporation consistent with the Corporation's agreement with such third party.

d. Invention Assignment. All copyrights, trademarks, inventions, original works of authorship, developments, concepts, improvements or trade secrets and other intangible rights, whether or not patentable or registrable under copyright or similar laws, that have been or may be conceived or developed or reduced to practice by Employee, or caused to be conceived or developed or reduced to practice by Employee, either alone or with others, during the time of Employee's employment with the Corporation prior to the date hereof, during the term of Employee's employment with the Corporation hereunder or during the time of Employee's

employment with the Corporation thereafter, whether or not conceived or developed during Employee's working hours, and with respect to which the equipment, supplies, facilities, or Confidential Information of the Corporation was used, or that relate at the time of conception, development or reduction to practice to the business of the Corporation or to Corporation's actual or demonstrably anticipated research and development, or that result from any work performed by Employee for the Corporation (collectively, "Inventions"), are and shall be the sole property of the Corporation. Employee agrees that he will promptly make full written disclosure to the Corporation, will hold in trust for the sole right and benefit of the Corporation, and hereby assigns to the Corporation, or its designee, all his right, title, and interest in and to any and all Inventions. Employee further acknowledges that all original works of authorship that are made by him (solely or jointly with others) within the scope of and during the period of his employment with the Corporation and that are protectible by copyright are "works made for hire," as that term is defined in the United States Copyright Act. Employee shall execute all documents, including patent, trademark and copyright applications and assignments, required by the Corporation to establish Corporation's rights under this Section 7(d). Employee agrees to assign to the United States government all his right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Corporation and the United States or any of its agencies. Employee agrees to assist the Corporation, or its designee, at the Corporation's expense, in every proper way to secure the Corporation's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Corporation of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Corporation shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Corporation, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Employee further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Section 6(d), If the Corporation is unable because of Employee's mental or physical incapacity or for any other reason to secure Employee's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Corporation as above, then Employee hereby irrevocably designates and appoints the Corporation and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.

e. Interference with Business; Competitive Activities. Employee acknowledges that the pursuit of the activities forbidden by this Section 6(e) would necessarily involve the use or disclosure of Confidential Information in breach of Section 6(b), but that proof of such breach would be extremely difficult. To forestall such disclosure, use, and breach, and in consideration of Employee's employment under this Agreement and the agreements by the Corporation pursuant to Section 5 hereof, Employee agrees that during the Employment Term and for a period of one (1) year thereafter, he shall not, for himself or any third party, directly or indirectly (i) divert or attempt to divert from the Corporation any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its

customers or lenders, (ii) directly or indirectly solicit, induce, recruit or encourage any person employed by the Corporation to leave his or her employment, or himself to hire or take away such employee, or attempt to solicit, induce, recruit, encourage or take away any employee of the Corporation, either for himself or for any other person or entity, (iii) engage in any other employment, occupation, consulting or other business activity that is directly related to the business in which the Corporation is now involved or becomes involved during the term of his employment, or (iv) engage in any other activities that conflicts with his obligations to the Corporation hereunder.

f. Representations. Employee agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Employee represents that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to his employment by the Corporation. Employee has not entered into, and Employee agrees that he will not enter into, any oral or written agreement in conflict herewith.

g. Equitable Remedies. Employee agrees that it would be impossible or inadequate to measure and calculate the Corporation's damages from any breach of the covenants set forth in this Section 6. Accordingly, Employee agrees that if Employee breaches any of this Section 6, the Corporation will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Employee further agrees that no bond or other security shall be required in obtaining such equitable relief and Employee hereby consents to the issuance of such injunction and to the ordering of specific performance.

h. Survival; Successors and Assigns. This Section 6 shall survive any termination of this Agreement or Employee's employment hereunder and shall be binding upon Employee's heirs, executors, administrators and other legal representatives and will be for the benefit of the Corporation, its successors, and its assigns.

7. Miscellaneous.

a. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein, and supersedes and replaces any prior agreements and understandings, whether oral or written between them with respect to such matters. The provisions of this Agreement may be waived, altered, amended or repealed in whole or in part only upon the written consent of both parties to this Agreement.

b. No Implied Waivers. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any subsequent breach of the same provision or any other provision.

c. Personal Services. It is understood that the services to be performed by Employee hereunder are personal in nature and the obligations to perform such services and the

conditions and covenants of this Agreement cannot be assigned by Employee. Subject to the foregoing, and except as otherwise provided herein, this Agreement shall inure to the benefit of and bind the successors and assigns of the Corporation.

d. Severability. If for any reason any provision of this Agreement shall be determined to be invalid, inoperative or unenforceable, the validity and effect of the provisions hereof not determined to be invalid, inoperative or unenforceable shall not be affected thereby, and shall remain in full force and effect to fullest extent permissible under applicable law.

e. Applicable Law; Consent to Personal Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, applicable to contracts between Oregon residents entered into and to be performed entirely within the State of Oregon. Venue for any and all claims or actions arising out of this Agreement shall be the County of Jackson, State of Oregon. Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in Oregon for any lawsuit filed there against Employee by the Corporation arising from or relating to this Agreement.

f. Notices. All notices, requests, demands, instructions or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon delivery, if delivered personally, or if given by prepaid telegram, or mailed first-class, postage prepaid, registered or certified mail, return receipt requested, shall be deemed to have been given seventy-two (72) hours after such delivery, if addressed to the other party at the addresses as set forth on the signature page below. Either party hereto may change the address to which such communications are to be directed by giving written notice to the other party hereto of such change in the manner above provided.

g. Merger Transfer of Assets or Dissolution of the Corporation. This Agreement shall not be terminated by any dissolution of the Corporation resulting from either merger or consolidation in which the Corporation is not the consolidated or surviving corporation or a transfer of all or substantially all of the assets of the Corporation. In any such event, the rights, benefits and obligations herein shall automatically be assigned to the surviving or resulting corporation or to the transferee of the assets.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE CORPORATION:

RAYBOR MANAGEMENT INC.

By: [signature]

Name: JEFF HOYAL

Title: CEO/President

EMPLOYEE:

[signature]

DOCSSFO-12349184.1-JBERG